Execution Version

MEMBER SERVICES AGREEMENT

THIS MEMBER SERVICES AGREEMENT (this "Agreement") is entered into and effective as of May 7, 2022 (the "Effective Date"), by and between HB2 Origination. LLC, a Delaware limited liability company (the "Company"), and Craig Perry ("Member").

WHEREAS, the Company is a majority owned subsidiary of Alpine Summit Energy Investors, Inc. ("ASEI"), and ASEI is a wholly owned subsidiary of Alpine Summit Energy Partners, Inc. ("ASEP"). References to the Company's affiliates in this Agreement shall include, without limitation, ASEI and ASEP;

WHEREAS, Member is a self-employed individual;

WHEREAS, concurrently herewith, Member is entering into a Restrictive Covenant Agreement with the Company (the "Restrictive Covenant Agreement"); and

WHEREAS, effective as of May 7, 2022, the Company desires to engage Member to provide services to the Company and to enter into this Agreement embodying the terms of such engagement, and Member desires to enter into this Agreement and to accept such engagement, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Service Term. The Company hereby agrees to engage Member in the capacities set forth in this Agreement and Member hereby agrees to accept such engagement with the Company, upon terms and conditions contained in this Agreement for the period beginning on the Effective Date and continuing until the third anniversary of the Effective Date (the "Initial Term"), subject to Section 8; provided, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on the third anniversary of the Effective Date and on each anniversary thereafter (each, a "Renewal Term") unless, not less than ninety (90) days prior to the commencement of any such Renewal Term, either the Company or Member shall have given written notice to the other that it does not wish to extend this Agreement (a "Non-Renewal Notice"), in which case, Member's engagement under this Agreement shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term as applicable. The period during which Member is engaged by the Company pursuant to this Agreement is hereinafter referred to as the "Term". Member understands and acknowledges that as an equity holder in the Company he is a member thereof and therefore is not an employee of the Company and that Member is, and shall perform services under this Agreement as, a self-employed individual.

2. Service Duties. During the Term, Member shall be engaged and serve as the Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are customarily performed, undertaken and exercised by persons serving in a similar capacity. To the extent the Company is a party to any services agreements ("Services Agreement"), Member shall be responsible for performing such duties within Member's scope of responsibility to facilitate the Company's performance under such agreements. During Member's engagement with the Company hereunder, Member shall report to the board of directors (or similar governing body) of ASEP (the "Board").  If requested, Member shall also serve as (i) an executive officer of the Company or any of its affiliates and/or (ii) a board member or advisor of the Board and/or the board of directors (or similar governing body) of any of the Company's affiliates, in each case, without additional compensation.

3. Performance; Principal Place of Service. Member shall devote Member's full working time and attention and Member's best efforts to Member's service with the Company and shall perform Member's services in a capacity and in a manner consistent with Member's position for the Company, and shall not engage in any other business or occupation during the Term; provided, that the foregoing shall not be interpreted as prohibiting Member from (i) managing Member's personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities or (iii) holding passive investments (including co-investments in entities unrelated to the Company); in the case of clauses (i), (ii) and (iii), so long as such activities do not, individually or in the aggregate, (x) conflict with or materially interfere with the performance of Member's duties and responsibilities hereunder, (y) create a fiduciary conflict, or (z) result in a violation of the Restrictive Covenant Agreement. In performance of the services hereunder, Member generally shall provide no less than forty (40) hours of work per week. The Company shall provide Member an office located at the Company's principal office in Nashville, TN for so long as Member resides in such locality during the Term. Member understands and agrees that Member may be required to travel from time to time for business reasons.

4. Base Compensation. During the Term, the Company shall pay Member base compensation at an annual rate of Five Hundred Thousand and NO/100 Dollars ($500,000.00), payable in accordance with the Company's normal payment practices as in effect from time to time, but in no event less than bi-weekly. Member's annual base compensation, as in effect from time to time, is hereinafter referred to as the "Base Compensation". The Base Compensation shall be reviewed annually by the Board, and, in the sole discretion of the Board, may be increased (but not decreased) effective as of the date determined by the Board.

5. Annual Bonus. With respect to each calendar year during the Term, Member shall be eligible to earn an annual bonus award (the "Annual Bonus") payable in cash, vested property or a combination thereof, as determined by the Company, subject to the achievement of individual and company performance goals determined by the Board and communicated to the Member in writing. The Annual Bonus, if any, for each calendar year during the Term shall be paid to Member as soon as reasonably practicable after the certification of the financial statements for the performance period to which such Annual Bonus relates and at the same time that other senior executives of the Company receive annual bonus payments, but in all events no earlier than January 1 and no later than June 30 of the calendar year following the calendar year to which the Annual Bonus relates. Except as otherwise provided for in this Agreement, Member shall not be paid any Annual Bonus with respect to a calendar year unless Member is engaged hereunder with the Company on December 31 of the calendar year to which such Annual Bonus relates.

6. Benefits. During the Term, Member shall be entitled to participate in any benefit plans or programs (but excluding any severance plan unless specifically referenced in this Agreement) offered by the Company to individuals who provide services to the Company (including employees and member service providers) as in effect from time to time (collectively, "Benefit Plans"), to the extent consistent with applicable law and the terms of the applicable Benefit Plan, including as regards participation by self-employed individuals. The Company does not promise the adoption or continuance of any particular Benefit Plan or that Member, as a self employed individual, will be eligible to participate therein or to participate on the same terms thereunder as employees of the Company and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law). Member shall be entitled to twenty-nine (29) days of paid time off per year, and up to ten (10) days of such accrued, unused paid time off may be carried over into subsequent years (with any accrued, unused paid time off exceeding ten (10) days forfeited at the end of the year). During the Term, the Company shall also provide Member with substantially the same perquisite benefits made available to other similarly situated individuals who provide services to the Company (including employees and member service providers), to the extent consistent with applicable law, including as regards provision of such benefits to self-employed individuals. Member agrees to pay all tax liabilities associated with any and all benefits provided pursuant to this Section 6 and shall hold the Company harmless with respect thereto as well as with respect to his benefit plan participation as a self-employed individual providing services to the Company and any of its predecessors.

7. Expense Reimbursement. Member shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by Member in connection with the performance of Member's duties hereunder in accordance with the Company's expense reimbursement policies and procedures for service providers as may be in effect from time to time.

8. Termination of Service Engagement. The Term of Member's engagement hereunder may be terminated as follows:

(a) Automatically in the event of the death of Member;

(b) At the option of the Company, by written notice to Member or Member's personal representative in the event of the Disability of Member. As used herein, the term "Disability" shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered Member unable to perform Member's material duties for a period of not less than one hundred and eighty (180) consecutive days, as certified in writing by a competent medical physician selected by the Company;

(c) At the option of the Company, by written notice to Member, at any time following the occurrence of an event that constitutes Cause (as defined in and subject to Section 10(a));

(d) At the option of the Company, without Cause (provided that the assignment of this Agreement to, and assumption of this Agreement by, the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 8(d)), upon sixty (60) days prior written notice to Member of its determination to terminate

Member;

(e) At the option of Member, for Good Reason (as defined in and subject to Section 10(b));

(f) At the option of Member, without Good Reason, upon sixty (60) days prior written notice to the Company; or

(g) Upon the close of business on the last day of the Initial Term or the then current Renewal Term, as applicable, as a result of a Non-Renewal Notice.

9. Payments by Virtue of Termination of Service Engagement

(a) Termination by the Company Without Cause, by Member For Good Reason, or on account of a Non-Renewal Notice by the Company. If (i) the Company terminates Member's engagement at any time during the Term without Cause at a time that Member is otherwise willing and able to continue providing services hereunder, (ii) Member terminates Member's engagement during the Term for Good Reason, or (iii) Member's engagement terminates at the expiration of the Term pursuant to a Non-Renewal Notice by the Company, and, in each such case, no event constituting Cause has occurred as of such time, then, subject to Section 9(d):

(i) Member shall be entitled to, within thirty (30) days following such termination, or as otherwise provided by law, the terms of the applicable Benefit Plan or herein, (A) payment of Member's accrued and unpaid Base Compensation accrued through the date of termination of Member's engagement, (B) payment of any accrued and unpaid Annual Bonus for the calendar year ending immediately prior to calendar year of termination of Member's engagement, payable at such time as set forth in Section 5, above, (C) reimbursement of expenses under Section 7, (D) any accrued but unused paid time off, (E) all other accrued amounts or accrued benefits due to Member in accordance with the Company's Benefit Plans (other than any severance plan or program), and (F) any benefits to which Member is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (collectively, the "Accrued Obligations"); and

(ii) provided Member (or Member's family or legal representatives) is eligible for and timely elects to continue coverage for Member and Member's eligible dependents under the Company's group health plans under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and Section 601 et. Seq. of the Employee Retirement Income Security Act of 1974, as amended (collectively, "COBRA"), the Company shall pay to Member on the first regularly scheduled payroll date of each calendar month following Member's termination of service an amount that is equal to the full premium amount for coverage under the Company's group health plans at the coverage levels in effect for Member and any dependents immediately prior to the Member's termination of service for the Severance Period or such shorter period as Member remains eligible to continue such coverage pursuant to COBRA. Amounts paid by the Company on behalf of Member pursuant to this Section 9(a)(ii), to the extent not otherwise taxable, shall be imputed to Member as additional taxable income to the minimum extent as may be required to avoid adverse consequences to Member or the Company under either Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code") or the Patient Protection and Affordable Care Act of 2010, as amended; provided that, if such imputation does not prevent the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the parties agree, consistent with the requirements for compliance with or exemption from Section 409A (as defined below), to restructure such payments in a manner that avoids such adverse consequences; and

(iii) solely if and to the extent that (A) the date of termination of Member's engagement occurs on or following the first day of October during such calendar year and (B) similar annual bonus awards are made to similarly situated individuals who provide services to the Company (including employees and member service providers) as Member with respect to such calendar year, then Member shall be entitled to receive a bonus for the calendar year in which the date of termination occurs in an amount equal to the Annual Bonus for such year as determined by the Board in good faith in accordance with the criteria established under and at such time as set forth in Section 5 and taking into account the annual bonus award so made to such similarly situated individuals, which amount shall be prorated through and including the date of termination; and

(iv) Member shall be entitled to receive an amount equal to one (1) times Member's Base Compensation as in effect immediately prior to the date of termination of Member's engagement (excluding any reduction in Base Compensation that constituted Good Reason leading to such termination), payable in substantially equal installments for a period of twelve (12) months following the date of termination of Member's engagement (the "Severance Period"), payable in accordance with the Company's payment practices as in effect from time to time, but in no event less than bi-weekly; provided, that the first payment pursuant to this Section 9(a)(iv) shall be made on the next regularly scheduled payment date following the sixtieth (60th) day after the date of termination of Member's engagement and shall include payment of any amounts that would otherwise be due prior thereto.

(b) Termination Due to Death. If Member's engagement terminates at any time during the Term due to Member's death, Member's estate shall be entitled to receive (i) the Accrued Obligations payable at such time as set forth in Section 9(a)(i), and (ii) one (1) times Member's Base Compensation as in effect immediately prior to the date of Member's death payable in substantially equal installments for the Severance Period; provided, that the first payment pursuant to clause (ii) of this Section 9(b) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after the date of termination of Member's engagement and shall include payment of any amounts that would otherwise be due prior thereto.

(c) Termination by the Company For Cause, by Member Without Good Reason, or on account of a Non-Renewal by Member. If (i) the Company terminates Member's engagement during the Term and following the occurrence of an event that constitutes Cause, (ii) Member terminates Member's engagement during the Term without Good Reason or otherwise following the occurrence of an event that constitutes Cause, or (iii) Member's engagement terminates at the expiration of the Term pursuant to a Non-Renewal Notice by Member, Member shall be entitled to receive only the Accrued Obligations at such time as set forth in Section 9(a)(i).

(d) Termination by the Company upon Disability. If the Company terminates Member's engagement during the Term due to Disability of Member, Member shall be entitled to receive (i) the Accrued Obligations payable at such time as set forth in Section 9(a)(i), and (ii) one (1) times Member's Base Compensation as in effect immediately prior to the date of termination of Member's engagement payable in substantially equal installments for the Severance Period, payable in accordance with the Company's regular payment practices as in effect from time to time, but in no event less than bi-weekly; provided, that the first payment pursuant to clause (ii) of this sentence shall be made on the next regularly scheduled payment date following the sixtieth (60th) day after the date of termination of Member's engagement and shall include payment of any amounts that would otherwise be due prior thereto. For the avoidance of doubt, whenever compensation is payable to Member under the terms of this Agreement during a time when Member is partially or totally disabled and such disability would entitle Member to disability income or to salary continuation payments from the Company according to the terms of any plan or policy now or hereafter provided by the Company or according to any Company or insurance policy in effect at the time of such disability, the compensation payable to Member hereunder following termination of Member's engagement in accordance with this Section 9(d) shall be in addition to any such disability income or salary continuation. This provision shall not be construed to limit Member's rights, or ability to take any leave to which Member may be entitled, under applicable law.

(e) Conditions to Payment. All payments and benefits due to Member (or, in the case of Member's death, Member's estate) under Section 9(a)(ii)-(iv), clause (ii) of Section 9(b) and clause (ii) of the first sentence of Section 9(d), which are not otherwise required by applicable law, shall be payable only if Member (or, to the extent applicable, Member's legal representatives or estate) executes and delivers to the Company a general release of claims substantially in the form attached as Exhibit A hereto (the "Release") and such Release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of Member's engagement. Failure to timely execute and return such Release or the revocation of such Release shall be a waiver by Member (or, to the extent applicable, Member's legal representatives or estate) of Member's (or, to the extent applicable, Member's legal representatives' or estate's) right to severance payments (which, for the avoidance of doubt, shall not include the Accrued Obligations). In addition, all payments and benefits due to Member under Section 9(a)(ii)-(iv) and clause (ii) of the first sentence of Section 9(d) shall be conditioned on Member's continued compliance with Member's obligations under Sections 2(c) and 2(f) of the Restrictive Covenant Agreement.

(f) No Other Severance. Member hereby acknowledges and agrees that, other than the severance payments and benefits described in this Section 9, upon the effective date of the termination of Member's engagement, Member shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company's employees or otherwise and all other rights of Member to compensation under this Agreement shall end as of such date.

10. Definitions. For purposes of this Agreement,

(a) "Cause" shall mean, (i) the conviction of Member for (or pleading guilty or nolo contendere to) a felony or a crime involving moral turpitude, (ii) Member's willful and continued failure to perform substantially Member's material duties and responsibilities with respect to the Company and its affiliates or to follow the lawful directions or instructions of the Board (and, if Member reports to the Chief Executive Officer of the Company, of the Chief Executive Officer), (iii) Member's breach of fiduciary duty owed to the Company or any of its affiliates, (iv) Member's theft, fraud, embezzlement, or dishonesty (including material misrepresentations or concealments in written reports submitted to the Company or the Board) with regard to the Company or any of its affiliates, or in connection with Member's duties or responsibilities with respect thereto, (v) Member's material violation of the Company's code of conduct, code of ethics or similar written material policies, including but not limited to those relating to sexual harassment, (vi) Member's willful misconduct unrelated to the Company or any of its affiliates having, or likely to have, a material negative impact on the Company or any of its affiliates (economically or to its reputation), (vii) any material breach or violation by Member of any provisions of this Agreement or the Restrictive Covenant Agreement. To the extent any of the foregoing items (ii), (v) (excluding a material violation of any sexual misconduct policy), or (vii) (excluding any material violation of the Restrictive Covenant Agreement) are capable of being cured, Cause shall not be deemed to have occurred with respect thereto until the Company has given Member written notice, setting forth the issue(s) that is alleged to constitute Cause, and the Company has provided Member at least thirty (30) days following the date on which such notice is provided to cure such conduct and Member has failed to do so. Such event, conduct or condition described in this definition will not give rise to a termination for Cause if the action or omission is done at the request of the Board. In the event a determination is to be made as to whether Cause exists, such determination shall be a reasonable, good-faith determination made by the Company.

(b) "Good Reason" shall mean that any one or more of the following has occurred without Member's specific written consent, (i) any material diminution in Member's responsibilities, authorities or duties or in Member's title, (ii) any reduction in Member's Base Compensation or target bonus opportunity, (iii) a transfer of Member's principal place of service by more than thirty-five (35) miles from its then current location, or (iv) any breach or violation by the Company of any material provisions of this Agreement; provided, that no event described in clause (i), (ii), (iii) or (iv) shall constitute Good Reason unless (A) Member has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within sixty (60) days following the occurrence of such event, (B) Member has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so, and (C) a termination of service by Member for Good Reason is effective on the day following the expiration of such cure period.

11. Resignation as Officer or Director. Upon the effective date of Member's termination of service, Member shall be deemed to have resigned, to the extent applicable, as an officer of the Company or any other applicable affiliate of the Company, as an officer of Alpine Energy Capital, LLC and any of its subsidiaries, as a member or advisor of the Board and/or the board of managers or similar governing body of any of the Company's affiliates, and as a fiduciary of any of the Company's Benefit Plans.

12. Cooperation. From and after Member's termination of service, Member shall provide Member's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Member's engagement hereunder, provided, that the Company shall reimburse Member for Member's reasonable costs and expenses (including legal counsel selected by Member and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Member or unreasonably interfere with any subsequent employment or service engagement that Member may undertake. In the event Company requires Member to devote significant time to post-separation cooperation and at the time of such post-separation cooperation Member is no longer receiving severance benefits hereunder, the Company and Member shall establish in good faith and Company shall pay to Member an hourly or daily rate based on Member's Base Compensation (as in effect on the date of termination of Member's engagement) to compensate Member for Member's time expended at the Company's request.

13. Indemnification/Exculpation; D&O Liability Insurance. The Company shall indemnify and hold Member harmless to the fullest extent permitted by the Company's limited liability company agreement and by the law in the State of Tennessee in effect on the date hereof, or as such agreement or laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all losses, payments, expenses, fines, costs, claims, proceedings, damages, suits, actions and liabilities ("Losses") incurred by Member by reason of or arising in whole or in part, directly or indirectly, out of (a) Member being a service provider, employee, manager or officer of the Company or any affiliate thereof or (b) any matter associated with or related to the Company or any affiliate thereof (each, an "Indemnifiable Event"). Losses shall include any fees and expenses incurred by Member in connection with any proceeding, suit, action or other matter (a "Proceeding") (including defense costs and attorney's fees) that relates to or arise in connection with an Indemnifiable Event. The Company shall advance all expenses of Member incurred thereby in connection with any Proceeding prior to the final disposition of any Proceeding by final adjudication arising out of an Indemnifiable Event. Without limiting the generality or effect of the foregoing, within ten (10) days after any request by Member, the Company shall, in accordance with such request, (a) pay such expenses on behalf of Member, (b) advance to Member funds in an amount sufficient to pay such expenses, or (c) reimburse Member for such expenses. Member shall not be indemnified for Losses to the extent such Losses are determined by a court of competent jurisdiction by order that is not subject to appeal and is no longer appealable to have primarily resulted from the fraud or bad faith actions of Member. Member shall be completely exculpated from any liability owing to the Company or any of its affiliates and shall not have any liability to the Company or any of its affiliates except to the extent such liability is determined by a court of competent jurisdiction by order that is not subject to appeal and is no longer appealable to have primarily resulted from the fraud or bad faith actions of Member. The Company shall cover Member as an insured under any contract of directors' and officers' liability insurance both during and, while potential liability exists, after the term of this Agreement, and in the same amount and to the same extent as the Company covers other senior executives of the Company.

14. Services Agreement Duty to Maintain Confidential Information. To the extent Member has access to confidential information provided to the Company or its affiliates in connection with a Services Agreement, Member will use Member's best efforts and diligence to protect such confidential information and will not use, copy, remove, disclose or disseminate to any person or entity, directly or indirectly, such confidential information, except as required in the course of performing Member's duties pursuant to this Agreement or as required in a legal proceeding or by a governmental or regulatory authority. Member acknowledges and agrees to be bound by the confidentiality provisions set forth in any such Services Agreements, provided that the Company has provided Member with a written copy of such provisions. Exhibit B hereto sets forth a copy of such provisions applicable to Member pursuant to Services Agreements in effect as of the date hereof.

15. Miscellaneous.

(a) All notices under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally by hand (with written confirmation of receipt); or (ii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision, except that notices of change of address shall be effective only upon receipt). All notices and communications by Member to the Company shall be mailed or delivered to the Company at its principal office identified in Section 3 herein, and all notices and communications by the Company to Member may be given to Member at Member's home address as then shown in the Company's personnel records.

(b) Member shall not have the right to assign or otherwise transfer Member's rights or obligations under this Agreement (except by will or the laws of descent and distribution), and any purported assignment or transfer by Member in violation of this Agreement shall be null and void from the initial date of the purported assignment or transfer. Any payments under this Agreement will inure to the benefit of and be enforceable by the Member's legal personal representative. The Company and Member agree that the Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns, and the Company shall require such successors and assigns expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.

(c) If any of the payments or benefits received or to be received by Member pursuant to this Agreement or otherwise constitute "parachute payments" within the meaning of Section 280G of the Code (each, a "Section 280G Payment") and would, but for this Section 14(c), be subject to the excise tax imposed under Section 4999 of the Code (the "Golden Parachute Tax"), then, if the shareholder approval described in Q/A-7 of Treas. Reg. section 1.280G-1 is inapplicable, prior to making such Section 280G Payment, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Member of the Section 280G Payment paid in full to (ii) the Net Benefit to Member if the Section 280G Payment is limited to the extent necessary to avoid being subject to the Golden Parachute Tax. Only if the amount calculated under clause (i) of the immediately preceding sentence is less than the amount under clause (ii) of such sentence will the Section 280G Payment be reduced, and then, only to the minimum extent necessary to ensure that no portion of the Section 280G Payment is subject to the Golden Parachute Tax. For purposes of this Section 14(c) only, "Net Benefit" shall mean the present value of the payment, net of all federal, state, local, foreign income, employment, and excise taxes, including the Golden Parachute Tax. Any reduction made pursuant to this Section 14(c) shall be made in a manner consistent with the requirements of Section 409A of the Code, provided that Member shall not have any discretion as to which 280G Payments shall be reduced or how any such 280G Payment shall be reduced. All calculations and determinations under this Section 14(c) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "Tax Counsel"), whose determinations shall be conclusive and binding on the Company and Member for all purposes. The Company and Member shall furnish the Tax Counsel with such information and documents as requested by the Tax Counsel to make its determinations under this Section 14(c), and the Company shall bear all costs incurred by the Tax Counsel under this Section 14(c).

(d) This Agreement and the Restrictive Covenant Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof Member acknowledges and agrees that Member is not entitled to terminate for Good Reason pursuant to that certain employment agreement with Alpine Energy Capital, LLC (f/k/a Colony HB2 Energy, LLC), dated effective as of October 26, 2018, and terminated effective June 21, 2021, whether as a result of the transactions contemplated in the Red Pine Petroleum Ltd. Notice of Annual General and Special Meeting of Shareholders held on May 25, 2021 and Management Information Circular dated April 23, 2021, or otherwise. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Member by any person or entity to induce Member to enter into this Agreement other than the express terms set forth herein, and Member is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(e) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(f) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

(g) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(h) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation." The terms "herein," "hereunder," "hereof" and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(i) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively, "Section 409A"), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company or any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Member under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered "nonqualified deferred compensation" under Section 409A upon or following a termination of service unless such termination is also a "separation from service" within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a "resignation," "termination," "terminate," "termination of service" or like terms shall mean separation from service. If any payment, compensation or other benefit provided to Member in connection with the termination of Member's engagement is determined, in whole or in part, to constitute "nonqualified deferred compensation" within the meaning of Section 409A and Member is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten (10) business days following Member's death (the "New Payment Date"). The aggregate of any payments that otherwise would have been paid to Member, during the period between the date of termination and the New Payment Date shall be paid to Member in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. If the period during which Member may consider and sign the release spans two (2) calendar years, notwithstanding anything in this Agreement to the contrary, the payment of severance will not be made or begin until the later calendar year.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Member incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i)  This Agreement, for all purposes, shall be construed in accordance with and governed by the laws of the State of Tennessee (without giving effect to any conflicts or choice of law provisions that would cause the application of the domestic substantive laws of any other jurisdiction). None of the parties hereto has agreed with or represented to any other party that the provisions of this Section 14(i) will not be fully enforced in all instances.

(j) Dispute Resolution:

i. The Company and Member agree that, other than the Company's right to seek injunctive relief or specific performance as provided in the Restrictive Covenant Agreement, any dispute, controversy, or claim between Member, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement (a "Dispute"), shall first be submitted for confidential, non-binding mediation ("Mediation") in a good-faith attempt to resolve the Dispute. Mediation refers to a forum in which an impartial person or persons (the "Mediator") facilitates communication between parties to promote reconciliation, settlement, or understanding among them. The Mediator may not impose his or her own judgment on the issues for that of the parties. The parties shall jointly select a Mediator, and the Mediation shall be administered by the American Arbitration Association ("AAA"). The Mediation shall take place in the State of Tennessee. The cost of Mediation shall be shared equally by the parties to the Mediation; provided that each party shall pay for and bear the cost of Member's or the Company's own experts, evidence, and attorney's fees.

ii. In the event a Dispute is not resolved by mediation, such Dispute shall be submitted to and resolved by confidential and binding arbitration ("Arbitration"), administered by the AAA and conducted pursuant to the rules then in effect of the AAA governing commercial disputes. The Arbitration hearing shall take place in the State of Tennessee. Such Arbitration shall be before three neutral arbitrators (the "Panel") licensed to practice law and familiar with employment disputes. Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and not subject to judicial review, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration, but entry of such judgment will not be required to make such award effective. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration; provided that each party shall pay for and bear the cost of Member's or its own experts, evidence, and attorney's fees, except that, in the discretion of the Panel, any award may include the costs of a party's counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 14(a), the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Panel shall render a single written, reasoned decision. The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding this Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief. The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce any rights under this Agreement.

MEMBER ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, MEMBER IS WAVING ANY RIGHT THAT MEMBER MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

(k) Member hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Member does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Member is a party or by which Member is bound, (ii) except as previously disclosed to the Company, Member is not a party to or bound by any employment agreement, service agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by both Member and the Company, this Agreement shall be the valid and binding obligation of Member and the Company on and after the Effective Date, enforceable in accordance with its terms. In addition, Member represents and warrants to the Company that (A) Member has provided to the Company, or Company is already in possession of, copies of any and all agreements or other covenants between Member and Member's current or former employers relating to Member's conduct in connection with or following Member's employment with such employer, (B) Member's commencement of service with the Company will not be a violation of any such pre-existing agreement or covenant or such pre-existing agreement or covenant will terminate on the Effective Date according to the terms of this Agreement, and (C) Member will abide by the terms of such pre-existing agreements or covenants at all times while providing services to the Company, provided, they are not terminated according to the terms of this Agreement. Member hereby acknowledges and represents that Member has had the opportunity to consult with independent legal counsel or other advisor of Member's choice and has done so regarding Member's rights and obligations under this Agreement, that Member is entering into this Agreement knowingly, voluntarily, and of Member's own free will, that Member is relying on Member's own judgment in doing so, and that Member fully understands the terms and conditions contained herein.

(1) The Company and Member acknowledge and agree that the payments made to Member under Sections 4, 5, and, to the extent applicable, 6, 7 and 9 constitute "guaranteed payments" within the meaning of Section 707(c) of the Code, and shall be treated as such for income tax purposes by the Company and Member. Member agrees that the Company shall not make any deductions, withholding or other contributions on account of Social Security, unemployment compensation, income tax or otherwise, under any federal and, to the extent applicable, state or local law with respect to payments made to him under this Agreement. Member agrees and understands that he shall be solely responsible for the payment of all income, self employment, and other applicable taxes that are due with respect to such payments under this Agreement and as a result of his self-employment with the Company and any of its predecessors.

(m)  The covenants and obligations of the Company under Sections 9, 12, 13 and 14, and the covenants and obligations of Member under Sections 9, 12, and 14, shall continue and survive any expiration of the Term, termination of Member's engagement or any termination of this Agreement.

16. Termination of Existing Employment Agreement.  Member and the Company, by agreement, do hereby terminate that certain Employment Agreement by and between Member and Company dated September 7, 2021, which is replaced and superseded in its entirety by this Member Services Agreement, effective May 7, 2022.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HB2 ORIGINATION, LLC

By:     /s/ Reagan Brown

Printed Name:     Reagan Brown

Title:     Chief Administrative Officer

MEMBER:

   /s/ Craig Perry

Printed Name: Craig Perry